Exhibit 99.1

FOR IMMEDIATE RELEASE

KIWIBOX.COM: KIWIBOX ACQUIRES PIXUNITY.DE - THE PHOTO BOOK COMMUNITY - TO EXPAND ITS GROWTH

NEW YORK, March 7, 2011 /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), –Kiwibox.com – a social network based in New York City focused on old teens and young adults is proud to announce its acquisition of the German Photo Book community “Pixunity.de” (http://www.pixunity.de). This new and trendy community for every age group has grown in the last quarter by 15,000 members – revealing a rapid-growth trend in the photo book scene.

The asset acquisition of the online platform brings Kiwibox to the forefront of an ever emerging technology. Pixunity’s community emphasizes sharing memories: its users upload photos, design intricate scrapbooks, share photo books with family and friends all of which creates an atmosphere for spontaneous sharing of favorite moments. The intimate sharing that Pixunity’s unique offering delivers is paramount to the generic photo sharing options of many social networks, and initiates a creativity regarding photoblogs unseen in today’s market.

Kiwibox is in the process of translating and adapting the website to the US market while continuing to provide  support to existing members and the website in Europe. In the coming months Kiwibox will implement printing features in cooperation with an international partner. Kiwibox’s experience with web technology and its Kiwibox online community will be a big advantage for the development of Pixunity. This trendy photoblogging technology will in turn drive users to the Kiwibox.com website.

Photo-blog technology has been called the most visually astonishing and meaningful way of blogging on the net, with the thematic content of photographs taking precedence over the written blog itself, validating the old adage that “a picture is worth a thousand words”.  The global community continues to live and breathe technology so much so that the line between our daily and digital lives continues to blur. Integrating this sentiment, Kiwibox’s acquisition of Pixunity’s offers users more than a photo upload, but a facet of social media nonexistent to today’s social media consumer.

As printed photography is displaced more and more by digital prints (to the tune of a 250% annual growth rate in this market), digital cameras and technologies have reached a foothold in 81 percent of U.S. households (camera sales grew 10.4 percent to reach 121.4 million units for 2010), with digital photographic industry earning a value of $5.2 billion in 2010. Consumers in the United States created approximately 13.9 billion digital prints in 2010, and an expected greater growth in 2011 plays directly into Kiwibox.com’s acquisition of Pixunity and integrating Pixunity’s capabilities into the Kiwibox network.

The rise in digital images taken and uploaded by mobile devices has grown dramatically in the recent past as photo-uploading apps such as Instagram and Picplz have gained recent popularity. The success of these apps is due to the growing realization  that mobile users want push-button  ease to  upload photos from mobile devices to web. In social networking alone, this yearning for ease can be seen in the approximate   three billion plus photo uploads to social media platforms / websites  per month, with an average of over five billion images per month seen in 2010. As this  upload phenomenon increases, users will continue to seek new platforms such as www.pixunity.de for a new experience in uploading and sharing.,

Kiwibox is on the way to complete its  due diligence review of  a targeted international social network and will soon end in contract negotiations. This potential  acquisition  will, if consummated,  propel the Kiwibox.com network to a top tier social networking community.

About Kiwibox.com: Company History

Kiwibox.com was initially founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In August 2007, the company was bought by Magnitude Information Systems, Inc., a publicly listed company. In 2008, the company launched a new version, Kiwibox 2.0 and in October 2009 the company launched Kiwibox 3.0, shifting its audience focus from teenagers to young adults. The new platform brought the community to the next level with the latest social network technology. As of December 31, 2009, Kiwibox Media Inc. merged with Magnitude Information Systems and renamed itself to Kiwibox.com, Inc. the New York-based social network. Kiwibox shares are traded on the bulletin board  under the symbol KIWB.OB.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, which include but are not limited to, statements regarding the company’s potential acquisitions, its ability to obtain financing for these acquisitions, its ability to integrate any acquisition into its business and operations and manage such processes, and its ability to expand its membership, users and internet brand. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the after effects of the global economic downturn, changes in political, business and economic conditions, including any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates;  the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its targeted internet audiences, potential advertisers and, in general, from other social networks; the company’s need and ability to manage other regulatory, tax and litigation risks as its services become offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its market approach  and offerings; the company’s ability to upgrade and develop its systems, infrastructure and user-member service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on  its site while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com